UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Chesapeake Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 21, 2003

To the Stockholders of

Chesapeake Corporation:

We are pleased to invite you to attend the annual meeting of stockholders of Chesapeake Corporation to be held at the SunTrust Bank Auditorium, 4th Floor, 919 East Main Street, Richmond, Virginia, on Wednesday, April 23, 2003, at 10:00 A.M., for the following purposes:

(1)	to elect four directors to serve until the 2006 annual meeting of stockholders; and

(2)	to transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 3, 2003, are entitled to notice of, to vote at and to participate in the meeting.

You are requested to mark, date, sign and return the enclosed form of proxy in the enclosed envelope whether or not you expect to attend the meeting in person. You may also vote by telephone. Instructions for this convenient voting method are set forth on the enclosed proxy card.

By order of the Board of Directors:

J. P. Causey Jr. Secretary

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Solicitation of the enclosed proxy is made by and on behalf of Chesapeake Corporation for use at the annual meeting of stockholders to be held at the SunTrust Bank Auditorium, 4th Floor, 919 East Main Street, Richmond, Virginia, on Wednesday, April 23, 2003, and at any adjournments of such meeting. An annual report, including financial statements for the fiscal year ended December 29, 2002, is enclosed with this proxy statement.

The expense of this solicitation will be paid by the Corporation. Officers, directors and employees of the Corporation may make solicitations of proxies by telephone or telegraph or by personal calls. The firm of D.F. King & Co., Inc., has been retained to assist in the solicitation of proxies at a fee estimated not to exceed $7,000, plus direct out-of-pocket expenses. Brokerage houses, nominees and fiduciaries have been requested to forward proxy soliciting material to the beneficial owners of the stock held of record by them, and the Corporation will reimburse them for their charges and expenses.

The Corporation’s charter authorizes the issuance of up to 60,000,000 shares of Common Stock ($1 par value) (“Common Stock”) and 500,000 shares of Preferred Stock ($100 par value). Only stockholders of record at the close of business on March 3, 2003, are entitled to notice of, to vote at and to participate in the meeting. On the record date, the stock issued and outstanding consisted of 15,299,902 shares of Common Stock. Holders of Common Stock will vote as a single class at the annual meeting. Each outstanding share will entitle the holder to one vote. All shares represented by properly executed and delivered proxies will be voted at the meeting or any adjournments.

A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes for all matters considered at the meeting. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present at such meeting. Directors are elected by a plurality of the votes cast by holders of Common Stock at a meeting at which a quorum is present. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast.

This proxy statement and the enclosed form of proxy were first mailed to stockholders on March 21, 2003.

ELECTION OF DIRECTORS

(PROPOSAL 1)

The Corporation’s Board of Directors is divided into three classes. At the annual meeting, four directors are expected to be elected to Class II to hold office for a term of three years and until their respective successors are duly elected and qualified. Wallace Stettinius, a director in Class II who has served since 1980, is not eligible for reelection under the terms of the Corporation’s bylaws, which do not permit a director to be elected or reelected if he has attained the age of 70 years.

Information Concerning Nominees

Class II (to serve until the 2006 annual meeting of stockholders)

	Name and Age; Principal Occupation or Employment During Last Five Years	Director Continuously Since
[PHOTO]	Rafaël C. Decaluwé, 55	—

Senior Consultant, RD Consult BVBA, a business consulting firm (since 2002); former Chief Executive Officer, N.V. Bekaert S.A., a manufacturer of steelwire, steelwire products and advanced materials (1994-2002).

[PHOTO]	James E. Rogers, 57	1999

	President, SCI Investors, Inc., a private equity investment firm; Director of Owens & Minor, Inc., Caraustar Industries, Inc., Cadmus Communications Corporation and Wellman, Inc.

[PHOTO]	Joseph P. Viviano, 64	1988

Retired (since 2000); former Vice Chairman (1999-2000) and Director, Hershey Foods Corporation, a manufacturer of confectionery products, and President and Chief Operating Officer (1993-1998), Hershey Foods Corporation; Director of Harsco Corporation, Huffy Corporation, R.J. Reynolds Tobacco Holdings Company, Inc. and RPM International, Inc.

[PHOTO]	Harry H. Warner, 67	1978

President, George C. Marshall Foundation, a charitable organization (since 2002); former Financial Consultant; former Chairman of the Board (Non-executive) of the Corporation (1998-2000); Director of Allied Defense Group, Inc. and Virginia Management Investment Corp.

Unless authority to do so is withheld, shares represented by properly executed proxies in the enclosed form will be voted for the election of the four persons named above. Messrs. Rogers, Viviano and Warner are currently directors and have served continuously since the year each joined the Corporation’s Board. If any of the nominees should become unavailable, the Board of Directors may designate substitute nominees, for whom the proxies will be voted. In the alternative, the Board may reduce the size of the Class to the number of remaining nominees, for whom the proxies will be voted.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1 TO ELECT MESSRS. DECALUWÉ, ROGERS, VIVIANO AND WARNER TO THE BOARD OF DIRECTORS TO SERVE UNTIL THE 2006 ANNUAL MEETING.

Directors Continuing in Office

There are seven directors whose present term of office will continue until 2004 or 2005, as indicated below, and until their respective successors are duly elected and qualified. Each has served continuously since the year he joined the Corporation’s Board.

Class I (to serve until the 2005 annual meeting of stockholders)

	Name and Age; Principal Occupation or Employment During Last Five Years	Director Continuously Since
[PHOTO]	Sir David Fell, 60	2000

Chairman and Director (since 1998), Northern Bank Limited, a banking and financial services company; former non-executive Chairman (1998-2000), Boxmore International PLC, a printing and packaging company; Director of Fred Olsen Energy ASA.

[PHOTO]	Keith Gilchrist, 54	2002

Executive Vice President and Chief Operating Officer of the Corporation (since 2001); former Executive Vice President – European Specialty Packaging of the Corporation (1999-2001) and Chief Executive (1993-1999), Field Group plc.

[PHOTO]	John W. Rosenblum, 59	1984

Management Consultant (since 2001) and Dean Emeritus, Darden Graduate School of Business Administration, University of Virginia; former Professor (2000-2001) and Dean (1996-2000), Jepson School of Leadership Studies, University of Richmond; Director of Cone Mills Corporation and Grantham, Mayo, Van Otterloo & Co. LLC.

[PHOTO]	Richard G. Tilghman, 62	1986

Retired (since 2000); former Vice Chairman and Director (1999-2000), SunTrust Banks, Inc., a bank holding company, and Chairman of the Board and Chief Executive Officer (1986-1999), Crestar Financial Corporation, a bank holding company; Director of Sysco Corporation.

Class III (to serve until the 2004 annual meeting of stockholders)

	Name and Age; Principal Occupation or Employment During Last Five Years	Director Continuously Since
[PHOTO]	Thomas H. Johnson, 53	1997

	Chairman, President & Chief Executive Officer of the Corporation (since 2000); former President & Chief Executive Officer of the Corporation (1997-2000); Director of Universal Corporation.

[PHOTO]	Frank S. Royal, 63	1990

	Physician; Director of HCA – The Healthcare Company, CSX Corporation, Dominion Resources, Inc. and SunTrust Banks, Inc.

[PHOTO]	Hugh V. White, Jr., 69	1999

	Senior Counsel, Hunton & Williams, the Corporation’s principal law firm (since 1999); former Partner, Hunton & Williams.

During the last year, there were eight meetings of the Board.

The Board has standing Executive, Audit, Executive Compensation and Corporate Governance and Nominating Committees. Members of the Executive Committee are Messrs. Johnson (Chairman), Rogers, Royal, Tilghman and Viviano. During the last year, there were no meetings of the Executive Committee. The Executive Committee reviews various matters and submits proposals or recommendations to the Board of Directors. The Executive Committee is empowered to and does act for the Board of Directors on certain matters.

Members of the Audit Committee are Messrs. Rogers (Chairman), Rosenblum, Royal and Stettinius. During the last year, there were three meetings of the Audit Committee. The Audit Committee recommends an independent public accounting firm to be selected by the Board of Directors for the upcoming year. The Audit Committee reviews and approves various audit functions, including the year-end audit performed by the Corporation’s independent public accountants. The Corporation’s internal auditors and independent public accountants regularly report directly to the Audit Committee.

Members of the Executive Compensation Committee (the “Compensation Committee”) are Messrs. Viviano (Chairman), Rogers, Rosenblum and Warner. During the last year, there were five meetings of the Compensation Committee. The Compensation Committee approves officer salaries, other than the salary for the Chief Executive Officer (the “CEO”), approves officer incentive awards, grants stock options, stock awards and performance share awards, and recommends to the Board of Directors the remuneration for the CEO, general remuneration plans for all management personnel and other employee remuneration plans.

Members of the Nominating Committee during 2002 were Dr. Royal (Chairman), Sir David Fell and Messrs. Stettinius, Warner and White. During the last year, there were three meetings of the Nominating Committee. During 2002, the Nominating Committee reviewed the performance and attendance of directors, recommended to the full Board of Directors persons to serve as directors of the Corporation and established such procedures as it deemed proper to receive and review information concerning potential candidates for election or re-election to the Board of Directors. On December 9, 2002, the Board of Directors expanded the role of the Nominating Committee to include the development and oversight of corporate governance principles on behalf of the Board, and the Committee was reconstituted as the Corporate Governance and Nominating Committee.

Stockholders entitled to vote for the election of directors may nominate candidates for consideration by the Corporate Governance and Nominating Committee. Notice of nominations made by stockholders with respect to the 2004 annual meeting must be received in writing by the Secretary of the Corporation no earlier than January 5, 2004, and no later than January 30, 2004, and must set forth (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of each such nominee and (iii) the number of shares of capital stock of the Corporation beneficially owned by each such nominee.

The Board of Directors has also established a Committee of Outside Directors composed of those directors who are not and have never been employees of the Corporation. The Committee of Outside Directors meets regularly, usually in conjunction with, but separately from, regular meetings of the Board of Directors. The Committee of Outside Directors evaluates the performance of the CEO, reviews the senior organizational structure of the Corporation and, when appropriate, recommends a successor for the CEO. The Chairman of the Committee of Outside Directors acts as spokesperson for the outside directors and as their liaison with the CEO.

During 2002, all directors attended at least 75% of the meetings of the Board of Directors and the committees to which they were assigned except Mr. Stettinius, who attended 73%.

Compensation of Directors

Employee directors of the Corporation are not paid for their service on the Board of Directors or any Board committee. Non-employee directors receive an annual retainer of $24,000 for Board service; an attendance fee of $1,500 for each day attending a Board meeting, a committee meeting or meetings, or an organized Board of Directors business activity; and reimbursement of expenses. Committee Chairmen each receive an additional annual retainer of $6,000. The Chairman of the Committee of Outside Directors receives an additional annual retainer of $50,000 during the period that there is an employee Chairman of the Board.

Prior to 1997, the Corporation had a Directors’ Deferred Compensation Plan under which directors could defer all or a portion of their fees until their retirement or another specified date. Interest accrues on the balance of the deferred account at a New York bank’s prime rate. The Corporation also has an unfunded Outside Directors’ Retirement Plan (the “Outside Directors’ Plan”). Under the Outside Directors’ Plan, non-employee directors retiring at or after age 65 after at least five years of service or prior to age 65 after at least ten years of service are paid an amount equal to their retainer at the time of their retirement for a period equal to their period of service, up to ten years. The Outside Directors’ Plan was terminated in 1997 and is not available to directors taking office after 1997. The non-employee directors who served while the Outside Directors’ Plan was in effect will continue to accrue credit for service under the Outside Directors’ Plan and will receive retirement benefits earned under the plan, but the retirement benefit for directors retiring after 1997 will be based on the retainer paid in 1997.

At the 1996 annual meeting, the stockholders approved the Chesapeake Corporation Directors’ Stock Option and Deferred Compensation Plan (the “1996 Plan”). The 1996 Plan provides that each non-employee director will receive an annual grant of stock options each May 1st beginning May 1, 1997, and ending May 1, 2007. The number of shares of Common Stock covered by such options reflects assumptions made in 1996 regarding (i) the future amount of directors’ fees that would be approved but for the adoption of the 1996 Plan and (ii) the fair market value of the options. An option to purchase 2,500 shares of Common Stock at an exercise price of $28.00 was granted to each non-employee director on May 1, 2002, and an option to purchase 2,700 shares of Common Stock will be granted to each non-employee director on May 1, 2003. The exercise price of the options to be granted in 2003 will be the fair market value of the Corporation’s Common Stock on the date of the grant based on the average of the closing prices of the Common Stock on the 20 trading days preceding May 1, 2003. Options granted under the 1996 Plan become exercisable on the day before the next succeeding annual meeting of stockholders following the date of grant, except that the exercisability of such options will be accelerated in the event of the director’s death or disability or in the event of a “change in control” of the Corporation (as defined below under the caption “Definition of Change in Control”). Options that are not exercisable on the date that a participant ceases to be a director will be forfeited. No option may be exercised more than ten years after its grant date. In addition, non-employee directors may elect to defer all or part of their annual retainer or meeting fees, or both, under the 1996 Plan. The deferred fees may be held, at the election of the participant, in either a deferred cash account or a deferred stock account. Deferred cash accounts are not funded and are maintained for recordkeeping purposes only. Interest will be credited to a participant’s deferred cash account based on the prime rate established from time to time by the Corporation’s principal lender. Deferred fees that are credited to the participant’s deferred stock account will be recorded by reference to the number of whole and fractional shares of Common Stock that could have been purchased with the deferred amount. Additional credits will be made to the deferred stock account, in whole and fractional shares of Common Stock, based on the value of dividends paid on the Common Stock and the fair market value of the Common Stock on the date that the dividends are paid. Deferred stock accounts are not funded, and no actual shares of Common Stock are purchased or held by or on behalf of the accounts; such accounts are maintained for recordkeeping purposes only.

The cash retainer and attendance fees described above, together with annual awards under the 1996 Plan, represent the Corporation’s standard arrangements for compensation of its non-employee directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of February 1, 2003 (unless otherwise indicated), the direct and indirect beneficial ownership of Common Stock by: each director; each nominee for director; each executive officer named in the Summary Compensation Table; all directors, nominees for director and executive officers of the Corporation as a group; and all persons beneficially owning more than 5% of the outstanding Common Stock.

Name	Sole Voting and Investment Power(1)	Other(2)	Total	Aggregate Percentage Owned(3)
J.P. Causey Jr.	131,962	946	132,908
Rafaël C. Decaluwé	0	0	0
Sir David Fell	4,400	1,130	5,530
Keith Gilchrist	100,824	0	100,824
Thomas H. Johnson	352,653	110,006	462,659	3.0%
Andrew J. Kohut	117,833	5,863	123,696
Martin H. O’Connell	32,500	0	32,500
James E. Rogers	5,400	0	5,400
John W. Rosenblum	12,750	0	12,750
Frank S. Royal	18,250	0	18,250
Wallace Stettinius	17,000	0	17,000
Richard G. Tilghman	13,806	760	14,566
Joseph P. Viviano	25,384	0	25,384
Harry H. Warner	14,450	0	14,450
Hugh V. White, Jr.	12,000	4,800	16,800
All Directors, Nominees for Director and Executive Officers as a Group (15 persons)	859,212	123,505	982,717	6.5
Barclays Global Investors, NA(4) Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105	908,875	0	908,875	6.0
Dimensional Fund Advisors Inc.(5) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	968,282	0	968,282	6.4
Strong Capital Management, Inc.(6) 100 Heritage Reserve Menomonee Falls, WI 53051	0	994,717	994,717	6.6
SunTrust Banks, Inc.(7) 303 Peachtree Street, Suite 1500 Atlanta, Georgia 30308	332,654	665,480	998,134	6.6

(1) Includes shares held in fiduciary capacities and (a) an aggregate 546,663 shares that may be acquired by the Corporation’s executive officers within 60 days under the Corporation’s 1997 Incentive Plan, 1993 Incentive Plan and 1987 Stock Option Plan, and (b) an aggregate 99,050 shares that may be acquired by certain non-employee directors within 60 days under the 1996 Plan and the 1992 Non-Employee Director Stock Option Plan.

(2) Includes shares, if any: (a) owned by certain relatives; (b) held in various fiduciary capacities; (c) held by certain corporations; and (d) held by the Corporation’s 401(k) Savings Plan for Salaried Employees. These shares may be deemed to be beneficially owned under the rules and regulations of the Securities and Exchange Commission (the “SEC”), but the inclusion of such shares in the table does not constitute an admission of beneficial ownership. Certain shares may be deemed to be beneficially owned by more than one person or group listed and, accordingly, must be reported as being beneficially owned by each.

(3) Except as indicated, each person or group beneficially owns less than 1% of the outstanding Common Stock.

(4) As reported in a Schedule 13G, dated December 31, 2002, Barclays Global Investors, NA (“Barclays Global Investors”) and Barclays Global Fund Advisors (“Barclays Global Fund”), each a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, collectively beneficially own 908,875 shares in trust accounts for the economic benefit of the beneficiaries of those accounts. Barclays Global Investors reported that it exercises sole voting and investment power with respect to 678,797 of such shares and Barclays Global Fund reported that it exercises sole voting and investing power with respect to 230,078 of such shares.

(5) As reported in a Schedule 13G, dated December 31, 2002, Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under the Investment Advisers Act of 1940, beneficially owns 968,282 shares of Common Stock as a result of acting as investment advisor to various investment companies. Dimensional reported that it exercises sole voting and investment power with respect to all such shares.

(6) As reported in a Schedule 13G, dated December 2002, Strong Capital Management, Inc. (“Strong Capital”), an investment advisor registered under the Investment Advisers Act of 1940, beneficially owns 994,717 shares of Common Stock as a result of acting as investment advisor to various investment companies. Strong Capital reported that it exercises sole voting and investment power with respect to none of such shares.

(7) As reported in a Schedule 13G, dated December 31, 2002, SunTrust Banks, Inc. (“SunTrust”), a bank holding company, beneficially owns 998,134 shares of Common Stock as a result of one or more of its subsidiaries holding such shares in various fiduciary and agency capacities. SunTrust reported that it exercises sole voting power with respect to 982,634 of such shares and sole investment power with respect to 332,654 of such shares.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

The Corporation’s executive compensation programs are administered by the Compensation Committee. The Compensation Committee is composed of the individuals listed below, each of whom is a non-employee director of the Corporation. The Compensation Committee recommends the salary level for the CEO, approves salary levels for the Corporation’s other executive officers, approves incentive awards for officers and administers the Corporation’s 1997 Incentive Plan. The Compensation Committee has retained Mercer Human Resource Consulting (“Mercer”), an independent compensation consultant, for advice with respect to executive compensation matters.

Overview of Compensation Philosophy.

The Corporation’s executive compensation program is designed to enable the Corporation to attract, develop and retain executives and motivate them to attain the Corporation’s business goals. The Compensation Committee intends to keep executive compensation externally competitive and internally equitable to reflect differences in job responsibility and individual contribution to the Corporation’s success. The Corporation’s goal is to pay base salaries that are in the mid-range of salaries offered in the packaging industry, local competing industries or industry in general, as appropriate, while offering appropriate incentive opportunities for executives. The Corporation’s intent with respect to incentive programs is to provide executives the opportunity to earn total compensation that exceeds the targeted mid-range in return for superior Corporation, individual business unit and individual executive performance. The compensation programs also encourage employee ownership of the Corporation’s Common Stock.

The individual elements of the Corporation’s executive compensation program are (i) base salaries, (ii) annual incentive opportunities, which focus on short-term objectives, and (iii) grants of stock options, stock awards and long-term incentive opportunities, which focus on long-term objectives. In designing and administering the individual elements of the Corporation’s executive compensation program, the Compensation Committee strives to balance short- and long-term incentive objectives with an appropriate amount of compensation that is at risk. Depending on the level of the executive, the Corporation targets between approximately one-half and two-thirds of executive compensation to be at risk. In the case of the Corporation’s CEO, the individual elements have been set by the Compensation Committee to provide that approximately two-thirds of expected total compensation will consist of short- and long-term incentive opportunities, with long-term elements being the more significant. The expected value of the CEO’s total compensation is set at the mid-range of competitive levels, as discussed below, with a large portion of such compensation being at risk based on actual performance.

The Compensation Committee’s policy on the tax deductibility of compensation for the CEO and other executive officers is to maximize the deductibility, to the extent possible, while preserving the Compensation Committee’s flexibility to maintain a competitive compensation program. The Corporation expects all executive compensation paid or awarded during 2002 to be fully deductible.

2002 Compensation.

Base Salaries. The base salary of the CEO is approved by the Board of Directors based upon the recommendation of the Compensation Committee. The Compensation Committee approves the base salaries for all other executive officers. In 2002, the Compensation Committee’s recommendation for the CEO and approval for the other executive officers resulted from a subjective review of individual performances and competitive data supplied by Mercer. The Compensation Committee first established a pay range for each job classification by reference to information obtained from a study of executive officer compensation at a peer group of companies conducted by Mercer (the “Mercer Study”). The Mercer Study benchmarked the Corporation’s executive compensation programs against a comparative group of 17 companies (the “Comparative Group”). The Comparative Group consisted of specialty packaging and other value-added manufacturing companies similar to the Corporation in both size and organizational structure. The Comparative Group includes ten container and packaging companies that are included in the Dow Jones Global Containers & Packaging Industry Index used in the Stock Performance Graph. In determining recommendations for specific salaries for executive officers within the resulting pay ranges, the Compensation Committee considered the individual officer’s responsibilities, duties and performance, and the position of each individual’s salary within the respective pay range.

As in the case of executive officers generally, the Compensation Committee first established a pay range for the CEO based on the data supplied by Mercer. In determining a recommendation for Mr. Johnson’s salary within that range, in addition to the considerations stated above for executive officers generally, the Compensation Committee considered his achievement of individual goals, which primarily related to profitability, management of assets, control of administrative and overhead costs, investor relations and operating in compliance with applicable laws, and the Compensation Committee’s subjective evaluation of his performance based on the Corporation’s financial performance. In evaluating the Corporation’s financial performance, several measures were reviewed, including earnings, cash flow and stock price performance. Without assigning relative weights to the different measures, the Compensation Committee placed primary emphasis on earnings and cash flow. The Compensation Committee noted that the Corporation’s financial results for 2002 at the time it considered Mr. Johnson’s salary were in line with the Compensation Committee’s expectations. The Compensation Committee also concluded that Mr. Johnson’s achievement of his individual goals substantially met the Compensation Committee’s expectations. Mr. Johnson’s performance was evaluated in the aggregate without assigning specific weights to the individual elements upon which his performance was evaluated. Based on this evaluation, the Compensation Committee recommended, and the Board of Directors approved, a 3.3% increase in Mr. Johnson’s salary, effective March 1, 2002.

Annual Incentive Program. The Compensation Committee also approves annual incentive awards to executive officers in the form of bonuses under the 1997 Incentive Plan. At the beginning of 2002, the Compensation Committee established award guidelines composed of three distinct award components: (i) the Corporation’s business plan earnings per share (“EPS”), (ii) for business unit managers, the return on invested capital for each business unit and (iii) each executive officer’s achievement of individual goals. The Compensation Committee also determined each executive officer’s target award, which ranged from 45% to 60% of base salary, with the CEO having a 60% target. The actual awards for the achievement of individual goals could range from 0% to 200% of the target award for each component, depending on performance relative to the award guidelines for the component. If performance under the award guidelines was exceeded, the Compensation Committee could, in its discretion, award an additional amount to the executive officer. At the end of the year, the Compensation Committee reviewed corporate, business unit and individual performance and determined the awards. The award guidelines established at the beginning of the year for the CEO were based 75% on EPS and 25% on achievement of individual goals. The incentive award for Mr. Johnson was $130,000 for 2002, which was approximately 21% of his year-end base salary, compared to an incentive award of approximately 72% of year-end base salary for 2001. Mr. Johnson’s award was based on the Corporation’s EPS for 2002 and the Compensation Committee’s subjective assessment of his individual performance against his individual goals approved by the Compensation Committee at the beginning of the year (which were identical to those discussed under the caption “Base Salaries” above).

Long-Term Incentive Programs. The Compensation Committee also approves long-term incentive awards to executive officers and other management employees in the form of stock options, performance shares, stock awards and other incentive opportunities under the 1997 Incentive Plan. Long-term incentive awards are intended to align the executives’ financial interests with those of other stockholders by encouraging executive ownership of the

Corporation’s stock, and focusing the executives’ attention on the long-term growth and financial success of the Corporation. Individual grants are based on the Compensation Committee’s subjective review of individual performance and competitive data supplied by Mercer. The Compensation Committee first considers competitive data supplied by Mercer with respect to average long-term incentive levels, by job classification. The competitive data used in determining the 2002 stock option grants were derived from the Comparative Group. In determining the long-term incentive awards granted to executive officers in 2002, the Compensation Committee adjusted the average reflected in Mercer’s data in light of its subjective evaluation of: the relationship of various job classifications within the Corporation; contributions by each executive officer to the overall performance of the Corporation and such officer’s potential to contribute in the future; and prior grant levels.

In 2002, the Compensation Committee granted stock options as a long-term incentive to management employees. The Compensation Committee granted nonqualified options to purchase an aggregate of 265,000 shares of Common Stock to the Corporation’s employees, including options to purchase 65,000 shares of Common Stock that were granted to Mr. Johnson. The stock options become exercisable in one-third installments on each of the first three anniversaries of the date of grant, subject to acceleration in the event of the retirement, death or total disability of the employee or a “change in control” of the Corporation (as defined below under the caption “Definition of Change in Control”). The grant price for the options was the fair market value of the Corporation’s Common Stock based on the average of the closing prices of the Common Stock on the 20 days up to and including the date of the grant. The option recipients, including Mr. Johnson, will receive value from these grants only if the price of the Common Stock increases above the grant price. For a group of senior executives including the executive officers, the Compensation Committee also granted as a long-term incentive an opportunity to earn cash awards upon the achievement of specific earnings per share, earnings as a percentage of invested capital, and total shareholder return goals during specified periods in a three-year cycle. Such cash awards could range from 15% to 60% of base salary. Any awards earned for performance during the period 2002-2003 will be paid in 2004, and any awards earned for performance during the period 2002-2004 will be paid in 2005. Participants will receive prorated awards in the event of a “change in control” (as defined below under the caption “Definition of Change in Control”), and may receive prorated awards if the participant’s employment is terminated for certain other reasons, including retirement or disability, not involving termination for cause.

Executive Compensation Committee

Joseph P. Viviano, Chairman

James E. Rogers

John W. Rosenblum

Harry H. Warner

Agreements With Named Executive Officers

The Corporation has entered into the following agreements with the executive officers named in the Summary Compensation Table.

Employment Agreements.

The Corporation has entered into employment agreements (the “Agreements”) with Messrs. Johnson, Kohut and Causey (the “Named U.S. Executive Officers”).

The current term of the Agreements for the Named U.S. Executive Officers will expire on December 31, 2005. The term of the Agreements will be extended automatically each year for an additional year, unless the Corporation advises the officer, before September 1 of each year, that it does not wish to extend the Agreement. The Agreements provide for the payment of a severance benefit and continued participation in certain benefit plans if the officer is terminated without cause (as defined in the Agreements) or resigns with good reason (as defined in the Agreements) following a “change in control” of the Corporation (as defined below under the caption “Definition of Change in Control”) or the sale or other divestiture of the officer’s business unit. The severance payment equals a multiple of three times the Named U.S. Executive Officer’s base salary as in effect on the date he ceases to be employed by the Corporation or, if greater, his highest annual rate of base salary as in effect during the twelve months preceding his cessation of employment, and target annual incentive payment for the year in which he ceases to be employed by the Corporation or, if greater, the year preceding his cessation of employment. The Named U.S. Executive Officers also will be entitled to additional credit under the Corporation’s Executive Supplemental Retirement Plan if the officer becomes entitled to benefits following a “change in control” or the sale or other divestiture of the officer’s business unit. The Agreements also provide for the payment of a severance benefit and continued participation in certain benefit plans if the officer is terminated without cause (as defined in the Agreements) before a “change in control” or the sale or other divestiture of the officer’s business unit. In such event, the severance benefit is a multiple of the officer’s base salary and targeted annual incentive payment (with a multiple of three for Mr. Johnson and a multiple of two for Messrs. Causey and Kohut). The Agreements also provide for indemnification of the officer for any excise taxes that may become due under Section 4999 of the Internal Revenue Code and the reimbursement of legal fees incurred by the officer in enforcing the Agreements. The Agreements include a covenant prohibiting the disclosure of confidential information by the officer and, if the officer is terminated before a “change in control,” a covenant restricting competition by the officer.

Agreement with Mr. Johnson.

In connection with his employment in 1997 as President & CEO, the Corporation entered into an Employment and Severance Benefits Agreement with Mr. Johnson. The agreement was amended as of August 28, 2001, to reflect Mr. Johnson’s current title and salary, and now provides for Mr. Johnson’s employment as Chairman, President & CEO with a salary of not less than $610,000 per year. During the term of the agreement, Mr. Johnson may participate in the benefit programs available to executive officers generally.

Agreement with Mr. Gilchrist.

In 1999, the Corporation entered into a Service Agreement with Mr. Gilchrist in connection with the acquisition of Field Group plc. The agreement was amended on September 13, 1999 to more nearly conform to the terms of the agreements between the Corporation and other officers of the Corporation. The agreement, as amended, provides for Mr. Gilchrist’s employment as Chief Executive – Field Group plc, or other capacity of like status as the Corporation may require, with a base salary of not less than £215,000 per year (approximately $323,167 per year, based on the average exchange rate for 2002) and a target annual incentive of 50% of his base salary. The base salary shall be reviewed at least once in each twelve months. The agreement, as amended, provides that the Corporation may terminate Mr. Gilchrist’s employment with not less than 36 months notice and that Mr. Gilchrist may terminate his employment with not less than 12 months notice. The agreement, as amended, provides for the payment of a severance benefit and continued participation in certain benefit plans if Mr. Gilchrist is terminated without cause (as defined in the agreement, as amended) or resigns with good reason (as defined in the agreement, as amended) following a “change in control” of the Corporation (as defined below under the caption “Definition of Change in Control”) or the sale or other divestiture of Mr. Gilchrist’s business unit. The severance payment equals a multiple of three times Mr. Gilchrist’s base salary as in effect on the date he ceases to be employed by the Corporation or, if greater, his highest annual rate of base salary as in effect during the twelve months preceding his cessation of employment with the Corporation, Field Group plc, each Chesapeake company, each associated company and their successors, and the target annual incentive payment for the year in which he ceases to be employed by the Corporation, Field Group plc, each Chesapeake company, each associated company and their successors, or, if greater, the year preceding his cessation of employment. The agreement, as amended, provides that Mr. Gilchrist’s employment shall cease upon his attainment of age 60. The agreement, as amended, provides that Mr. Gilchrist shall participate in the Field Group Pension Plan, have the use of an automobile provided by Field Group plc, receive medical and life insurance coverage as the Corporation considers appropriate and be entitled to 26 vacation days per year. The agreement, as amended, also contains customary non-compete, non-solicitation, confidentiality and inventions and improvements provisions.

Agreement with Mr. O’Connell.

In 1999, Field Group plc entered into a Service Agreement with Mr. O’Connell in connection with the acquisition of Field Group plc. The agreement provides for his employment as Deputy Chief Executive – Field Group plc, or other capacity of like status as Field Group plc may require, with a base salary of not less than £150,000 per year (approximately $225,465 per year, based on the average exchange rate for 2002). The agreement provides that salaries are usually reviewed annually on April 1. The agreement provides that Field Group plc may terminate Mr. O’Connell’s employment with not less than 24 months notice and that Mr. O’Connell may terminate his employment with not less than 12 months notice. In connection with a change in Mr. O’Connell’s responsibilities in 2002, it was agreed that if Mr. O’Connell’s responsibilities changed again before December 31, 2003, such notice would not be given by Field Group plc before December 31, 2003. The agreement provides that Mr. O’Connell shall participate in the Field Group Pension Plan, have the use of an automobile provided by Field Group plc, receive medical and life insurance coverage as Field Group plc considers appropriate and be entitled to 26 vacation days per year. The agreement also contains customary non-compete, non-solicitation, confidentiality and inventions and improvements provisions.

Definition of “Change in Control”

For purposes of the 1993 Incentive Plan, the 1996 Plan, the 1997 Incentive Plan, the Agreements and Mr. Gilchrist’s Service Agreement, “change in control” means, in general, the occurrence of any of the following events: (i) any person or group becomes the beneficial owner of 20% or more of the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors; (ii) those persons who were members of the Corporation’s Board of Directors prior to the adoption of such plan, and those persons whose subsequent nominations were approved by such directors, cease to constitute a majority of the Board of Directors; (iii) the stockholders of the Corporation approve a reorganization, merger, share exchange or consolidation involving the Corporation unless immediately following such transaction all or substantially all of the persons who beneficially own Common Stock and any other then-outstanding voting securities of the Corporation beneficially own at least 80% of the common stock and voting securities, respectively, of the surviving entity in such transaction in substantially the same proportions as their ownership immediately prior to such transaction; or (iv) the stockholders of the Corporation approve a complete liquidation or dissolution of the Corporation or the sale of all or substantially all of its assets. The foregoing summary is qualified in its entirety by reference to the terms of the 1993 Incentive Plan, the 1996 Plan, the 1997 Incentive Plan, the Agreements and Mr. Gilchrist’s Service Agreement, copies of which will be provided promptly upon request and without charge to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: J. P. Causey Jr., Secretary, Chesapeake Corporation, 1021 East Cary Street, Box 2350, Richmond, Virginia 23218-2350.

Summary of Cash and Certain Other Compensation

The following table shows, for the fiscal years ended December 31, 2000, December 30, 2001, and December 29, 2002, the cash compensation paid by the Corporation and its subsidiaries, as well as certain other compensation paid or accrued, to each person who served as the Corporation’s CEO and to its four other most highly compensated executive officers (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position as of December 29, 2002	Year	Salary	Bonus	Other Annual Compen-sation(1)	Restricted Stock Awards(2)	Securities Underlying Options/ SARs	LTIP Payouts (3)	All Other Compen- sation(4)
Thomas H. Johnson Chairman, President & Chief Executive Officer and Director	2002 2001 2000	$626,667 597,500 571,000	$130,000 439,200 60,000	$36,531 35,826 3,708		65,000 50,000 95,000	$48,264	$12,654 11,900 14,575

Keith Gilchrist(5) Executive Vice President & Chief Operating Officer and Director	2002 2001 2000	386,109 357,450 340,032	88,255 209,583 133,769			20,000 35,000 25,000	41,187	12,701 14,730 17,612

Andrew J. Kohut Executive Vice President & Chief Financial Officer	2002 2001 2000	278,333 255,000 245,000	70,500 172,250 39,063			15,000 20,000 12,000	38,412	9,193 8,595 9,795

Martin H. O’Connell(5) Senior Vice President, Plastics and Luxury Packaging	2002 2001 2000	251,989 231,805 234,531	72,337 76,098 106,861			7,500 8,500 4,500	15,458	22,078 21,164 10,213

J.P. Causey Jr. Executive Vice President, Secretary & General Counsel	2002 2001 2000	241,833 231,500 221,500	60,750 138,650 25,821			14,000 15,000 10,000	28,948	8,943 8,363 9,404

(1) The amounts for Mr. Johnson represent reimbursement of (a) expenses for his spouse’s travel for 2001 and 2002 and (b) taxes on club fees and his spouse’s travel for 2001 and 2002 and on club fees for 2000. None of the other Named Executive Officers received perquisites or other personal benefits, securities or property with an aggregate value in excess of the lesser of $50,000 or 10% of the total of his salary and bonus shown above.

(2) As of December 29, 2002, no shares of restricted stock were held by the Named Executive Officers.

(3) The amounts appearing in the LTIP Payouts column for 2001 represent the value of performance-based restricted stock earned in 2001 with respect to the 1998-2001 performance cycle under the 1997 Incentive Plan, based on the Corporation’s financial performance. The value of the performance-based restricted stock is based on the closing price for the Common Stock of $25.55 on March 2, 2001, the date that the awards were deemed to have been earned. No awards were earned in 2000 or 2002.

(4) “All Other Compensation” for 2002 includes the following: (a) the Corporation’s 60% matching contributions under the 401(k) Savings Plan for Salaried Employees of the following amounts made to the Named Executive Officers: Mr. Johnson, $6,600; Mr. Gilchrist, $0; Mr. Kohut, $6,600; Mr. O’Connell, $0; and Mr. Causey, $6,600; (b) the Corporation’s matching contribution under the Salaried Employees’ Stock Purchase Plan of the following amounts made to the Named Executive Officers: Mr. Johnson, $6,054; Mr. Gilchrist, $0; Mr. Kohut, $2,593; Mr. O’Connell, $0; and Mr. Causey, $2,343; and (c) automobile benefits for Messrs. Gilchrist and O’Connell for 2000, 2001 and 2002.

(5) Mr. Gilchrist and Mr. O’Connell are compensated in British pounds sterling. The amounts listed in the Salary, Bonus and All Other Compensation columns in U.S. dollars for Mr. Gilchrist and Mr. O’Connell are based on the average exchange rate for each full year.

Stock Options and SARs

The following table contains information concerning the grants of options and SARs made during fiscal 2002 under the 1997 Incentive Plan to the Named Executive Officers.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Securities Underlying Options/ SARs Granted (2)	% of Total Options/ SARs Granted to Employees In Fiscal Year	Exercise or Base Price (3)	Expiration Date	0%	5%(4)	10%(4)
Thomas H. Johnson	50,000 15,000	17.39% 5.22	$28.07 28.54	1/08/12 2/19/12	$0 0	$882,500 257,700	$2,237,000 664,050
Keith Gilchrist	20,000	6.96	28.07	1/08/12	0	353,000	894,800
Andrew J. Kohut	15,000	5.22	28.07	1/08/12	0	264,750	671,100
Martin H. O’Connell	7,500	2.61	28.07	1/08/12	0	132,375	335,550
J.P. Causey Jr.	14,000	4.87	28.07	1/08/12	0	247,100	626,360

(1) The potential realizable value is based upon assumed future prices for the Common Stock that are derived from the specified assumed rates of appreciation. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the actual future performance of the Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

(2) All grants were nonqualified options issued under the 1997 Incentive Plan and become exercisable in one-third installments on each of the first three anniversaries of the date of grant, subject to acceleration in the event of the retirement, death or disability of the officer or a “change in control” of the Corporation (as defined above under the caption “Definition of Change in Control”).

(3) The exercise price was set at the fair market value determined based on the average of the closing prices of the Common Stock on the 20 trading days up to and including the date of the grant for the options. The exercise price may be paid in cash or in Common Stock valued at fair market value on the date preceding the date of exercise, or a combination of cash and Common Stock.

(4) The 5% and 10% assumed annual rates of stock price appreciation used to calculate potential option gains shown above are required by the rules of the SEC. The actual gains that will be realized, if and when the Named Executive Officers exercise the options granted in 2002, will be dependent on the future performance of the Common Stock. To put the hypothetical gains shown in the table into perspective, the following is provided:

	Annual Rate of Stock Price Appreciation
	5%	10%
Resulting stock price based on $28.07 starting price	$45.72	$72.81
Per share gain	17.65	44.74
Aggregate hypothetical gain that would be realized by all stockholders (based on 15,135,552 shares outstanding on January 9, 2002)	266,426,750	713,826,000
Aggregate hypothetical gain on options granted to the Named Executive Officers if assumed prices are achieved	2,137,425	5,428,860
Hypothetical aggregate gains for the Named Executive Officers as a percentage of all stockholders’ gains	0.8%	0.8%

Option/SAR Exercises and Holdings

The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options and SARs during fiscal 2002, and unexercised options and SARs held by them on December 29, 2002.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

			Number of Securities Underlying Unexercised Options/SARs at Year-End	Value of Unexercised In-the-Money Options/SARs at Year-End (1)
Name	Shares Acquired On Exercise	Value Realized	Exercisable/ Unexercisable (2)	Exercisable/ Unexercisable (2)
Thomas H. Johnson	0	$0	229,999/130,001	$0/0
Keith Gilchrist	0	0	43,332/51,668	0/0
Andrew J. Kohut	0	0	70,666/32,334	0/0
Martin H. O’Connell	0	0	10,333/14,667	0/0
J.P. Causey Jr.	0	0	64,500/28,000	0/0

(1) The value of unexercised in-the-money options/SARs represents the positive spread between the December 29, 2002, closing price of the Common Stock ($17.83) and the exercise price of any unexercised options and SARs.

(2) The shares represented could not be acquired by the Named Executive Officer as of December 29, 2002, and future exercisability is subject to the executive remaining employed by the Corporation for up to three years from the date of grant, subject to acceleration in the event of the retirement, death or total disability of the executive or a “change in control” of the Corporation (as defined in the 1997 Incentive Plan, the 1993 Incentive Plan and the 1987 Stock Option Plan).

Long-Term Incentive Awards

The following table contains information concerning the award of incentive opportunities during 2002 under the 1997 Incentive Plan to the Named Executive Officers for the 2002-2004 performance cycle.

LONG-TERM INCENTIVE PLANS – AWARDS IN LAST FISCAL YEAR

Name	Number of Shares, Units or Other Rights(1)		Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans(1)
				Threshold	Target	Maximum
Thomas H. Johnson	$378,000	Incentive Opportunity	2002-2004	$113,400	$378,000	$567,000
Keith Gilchrist	155,270	Incentive Opportunity	2002-2004	46,581	155,270	232,905
Andrew J. Kohut	112,800	Incentive Opportunity	2002-2004	33,840	112,800	169,200
Martin H. O’Connell	55,779	Incentive Opportunity	2002-2004	16,734	55,779	83,668
J. P. Causey Jr.	97,200	Incentive Opportunity	2002-2004	29,160	97,200	145,800

(1) Awards consist of incentive opportunities granted under the 1997 Incentive Plan for the 2002-2004 performance cycle. Potential awards are based on a percentage of base salary in effect during the first year of the cycle. A portion of the award will be earned if the Corporation’s earnings per share and earnings before interest, taxes, depreciation and amortization as a percentage of invested capital exceed threshold performance levels. The target and maximum awards will be earned if the Corporation achieves 100% of the performance goals and the maximum performance levels, respectively. The amount of any awards will be increased or decreased by 20% if the Corporation’s total shareholder return (appreciation in stock price and dividend yield) is in the first or fourth quartile, respectively, of the companies in the Dow Jones Global Containers and Packaging Index.

Pension Plans Table

The following table illustrates the approximate aggregate annual retirement benefits payable to covered participants retiring at age 65 pursuant to the Corporation’s funded retirement plan for its salaried employees and unfunded supplemental retirement plan for certain officers and other key employees.

	Estimated Annual Retirement Benefit at Age 65(1)
	Years of Credited Service(2)
Annual Compensation(3)	5	10	15	20	25
$ 200,000	$ 20,000	$ 40,000	$ 60,000	$ 80,000	$ 96,000
400,000	40,000	80,000	120,000	160,000	192,000
600,000	60,000	120,000	180,000	240,000	288,000
800,000	80,000	160,000	240,000	320,000	384,000
1,000,000	100,000	200,000	300,000	400,000	480,000

(1) All Named Executive Officers, except Mr. Gilchrist and Mr. O’Connell, are participants in the Corporation’s funded retirement plan for salaried employees and its unfunded supplemental retirement plan. Mr. Gilchrist and Mr. O’Connell participate in the Field Group Pension Plan, as described below.

(2) The years of credited service for the Named Executive Officers as of March 1, 2003, were: Mr. Johnson, 5; Mr. Kohut, 23; and Mr. Causey, 19. Mr. Gilchrist has 21 years of credited service and Mr. O’Connell has 26 years of credited service under the Field Group Pension Plan.

(3) Annual compensation is the average of the highest five consecutive years’ salary and bonus paid during the last ten consecutive years and, in the case of the Named Executive Officers other than Mr. Gilchrist and Mr. O’Connell, approximates such amounts as set forth in the Summary Compensation Table.

The above amounts are stated as payments in the form of a life annuity. Other actuarially equivalent forms of benefit may be selected. The amounts shown in the table are subject to reduction for a portion of Social Security benefits.

As employees of Field Group plc, a subsidiary of the Corporation, Mr. Gilchrist and Mr. O’Connell participate in the Field Group Pension Plan (the “Field Pension Plan”). The objective of the Field Pension Plan is to provide an annual retirement benefit at normal retirement age, which is age 60 for both Mr. Gilchrist and Mr. O’Connell, of approximately 67% of pensionable earnings. Pensionable earnings approximate base salary for Mr. Gilchrist and Mr. O’Connell. At Mr. Gilchrist’s or Mr. O’Connell’s option, part of their benefit may be exchanged for a lump sum cash payment (within U.K. Inland Revenue limits) at retirement. Field Group plc contributes an amount equal to approximately 22% of Mr. Gilchrist’s and Mr. O’Connell’s pensionable earnings, and Mr. Gilchrist and Mr. O’Connell contribute approximately 10% of their pensionable earnings, to the Field Pension Plan. Mr. Gilchrist’s accrued benefit at December 29, 2002, was approximately $226,704, and Mr. O’Connell’s accrued benefit at December 29, 2002, was approximately $151,090. These amounts are paid or determined in British pounds sterling and have been converted into U.S. dollars based on the average exchange rate for 2002.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of four directors, each of whom is independent under the rules of the New York Stock Exchange. The members of the Audit Committee are Messrs. Rogers (Chairman), Rosenblum and Stettinius and Dr. Royal. The committee held three meetings during fiscal 2002.

The Audit Committee is responsible for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation on behalf of the Board of Directors. In fulfilling its responsibility, the committee recommended to the Board of Directors the selection of the Corporation’s independent public accountant.

The Audit Committee discussed with the internal auditor and the independent public accountant the overall scope and specific plans for their respective audits, as well as the Corporation’s consolidated financial statements and the adequacy of the Corporation’s internal controls. The committee met regularly with each of the Corporation’s internal auditor and independent public accountant, without management present, to discuss the results of their examinations and their evaluations of the Corporation’s internal controls. The meetings also were designed to facilitate any private communication with the committee desired by the internal auditor or independent public accountant.

In discharging its oversight responsibility as to the audit process, the committee obtained from the independent public accountant a formal written statement describing all relationships between the independent public accountant and the Corporation that might bear on the independent public accountant’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the independent public accountant any relationships that may impact their objectivity and independence and satisfied itself as to the independent public accountant’s independence. The Committee also discussed and reviewed with the independent public accountant all communications required by generally accepted accounting principles, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

Management has the primary responsibility for the system of internal controls and the financial reporting process described in the Report of Management with respect to the financial statements included in the Corporation’s Annual Report to Stockholders for fiscal 2002. The Audit Committee reviewed with the independent public accountant, which is responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, its judgments as to the quality of accounting principles, reasonableness of the significant judgments and clarity of disclosures in the financial statements.

In reliance on the above-mentioned reviews and discussions, the Audit Committee recommended to the Board of Directors that the Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 29, 2002, for filing with the SEC.

The Audit Committee completed an annual review of its written charter, and determined that it complied with its charter during fiscal 2002.

Principal Accounting Firm Fees.

The following table sets forth the aggregate fees billed to the Corporation for the fiscal year ended December 29, 2002, by the Corporation’s principal independent public accounting firm, PricewaterhouseCoopers LLP:

Audit Fees	$726,000
Financial Information Systems Design and Implementation Fees	0
All Other Fees(1)	633,816

$1,359,816

(1) Includes fees for tax consulting ($548,007) and other non-audit services. The Audit Committee has determined that the provision of these services is compatible with maintaining the principal public accountant’s independence.

Audit Committee

James E. Rogers, Chairman

John W. Rosenblum

Frank S. Royal

Wallace Stettinius

Certain Relationships and Related Transactions

During fiscal 2002, the Corporation did not engage in any transaction, or series of similar transactions, of the type required to be disclosed under the caption “Certain Relationships and Related Transactions.”

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of Messrs. Viviano (Chairman), Rogers, Rosenblum and Warner. No member of the Compensation Committee had relationships, or engaged in transactions, with the Corporation during fiscal 2002 of the type required to be disclosed under the caption “Certain Relationships and Related Transactions.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Executive officers, directors and owners of more than 10% of the Common Stock are required by regulation to furnish the Corporation with copies of all Forms 3, 4 and 5 they file.

Based solely on the Corporation’s review of the copies of such forms it has received and written representations from certain reporting persons who were not required to file a Form 5 for 2002, the Corporation believes that all of its executive officers, directors and owners of more than 10% of the Common Stock complied with all Section 16(a) filing requirements with respect to transactions during 2002.

Performance Graph

The following graph is presented to compare the cumulative total return for the Common Stock to the cumulative total return of the Dow Jones Global Containers & Packaging Industry Index and the S&P Smallcap 600 Index for the Corporation’s last five fiscal years. The graph assumes an investment of $100 in the Common Stock and in each index as of December 31, 1997, and that all dividends were reinvested.

5-Year Comparison: Chesapeake Corporation vs. S&P Smallcap 600 Index

vs. Dow Jones Global Containers & Packaging Index

(December 31st of each year, in dollars)

Summary	1997	1998	1999	2000	2001	2002
Chesapeake Corporation	100	110	93	65	91	61
S&P Smallcap 600 Index	100	99	111	124	132	113
Dow Jones Global Containers & Packaging Index	100	90	86	56	70	75

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS

Any proposal submitted by a stockholder for inclusion in the proxy materials for the annual meeting of stockholders in 2004 must be delivered to the Corporation at its principal office in Richmond, Virginia, not later than November 21, 2003.

In addition to any other applicable requirements, for business to be properly brought before the 2004 annual meeting by a stockholder, even if the proposal is not to be included in the Corporation’s proxy statement, the Corporation’s bylaws provide that the stockholder must give notice in writing to the Secretary of the Corporation not later than January 20, 2004. As to each such matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name, record address of, and class, series and number of shares beneficially owned by, the stockholder proposing such business and (iii) any material interest of the stockholder in such business.

OTHER MATTERS

As of the date of this proxy statement, management knows of no business that will be presented for consideration at the annual meeting of stockholders other than that stated herein. As to other business, if any, and matters incident to the conduct of the meeting that may properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the best judgment of the person or persons voting the proxies.

Stockholders, whether or not they expect to attend the annual meeting in person, are requested to mark, date and sign the enclosed proxy and return it to the Corporation. Please sign exactly as your name appears on the accompanying proxy. Alternatively, you may choose to vote by telephone. Instructions for this convenient voting method are on the enclosed proxy card. Stockholders may revoke their proxy by delivering a written notice of revocation to the Corporation at its principal office to the attention of J. P. Causey Jr., Secretary, at any time before the proxy is exercised.

J. P. Causey Jr.
Secretary

March 21, 2003

NOTICE

and

PROXY STATEMENT

for the

ANNUAL MEETING

of

STOCKHOLDERS

To Be Held

April 23, 2003

000000 0000000000 0 0000
Holder Account Number C 1234567890 JNT

Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

Proxy Solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders, April 23, 2003

The undersigned hereby appoints Thomas H. Johnson, Richard G. Tilghman and Harry H. Warner and each of them as proxies (and if the undersigned is a proxy, as substitute proxies), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of the Corporation held of record by the undersigned on March 3, 2003, at the annual meeting of stockholders to be held at 10:00 a.m. on April 23, 2003, or any adjournments thereof.

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued on reverse side.)

5 U P X H H H P P P P 0016751

YOU CAN VOTE BY TELEPHONE! AVAILABLE 24 HOURS A DAY 7 DAYS A WEEK!

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

•         Call toll free 1-866-463-1151 in the United States or Canada at any time on a touch tone telephone. There is NO CHARGE to you for the call.

•         Enter the Holder Account Number (excluding the letter “C”) and Proxy Access Number located below.

•         Follow the simple recorded instructions.

Option 1:       To vote as the Board of Directors recommends on ALL proposals:
Press 1.

                          When asked, please confirm your vote by pressing 1.

Option 2:       If you choose to vote on EACH proposal separately, press 0 and follow the simple recorded instructions.

HOLDER ACCOUNT NUMBER  C0123456789                                            PROXY ACCESS NUMBER  12345

If you vote by telephone, please DO NOT mail back this proxy card.
Proxies submitted by telephone must be received by 12:00 midnight, Central Time, on April 22, 2003.
THANK YOU FOR VOTING

Holder Account Number C 1234567890 JNT

Proxy - Chesapeake Corporation

Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE VOTING INSTRUCTIONS.

The Board of Directors unanimously recommends a vote FOR the following nominees (each for Class II to serve until the 2006 Annual Meeting of Stockholders):

For Withhold	For Withhold
01 - Rafaël C. Decaluwé	03 - Joseph P. Viviano

02 - James E. Rogers	04 - Harry H. Warner

In their discretion, the proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting. This proxy when
properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for the proposal presented.

Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

6 U P X H H H P P P P 0016751

Detach Admittance Card Before Mailing Proxy

Admittance Card
Light refreshments will be available before the meeting. Please present this card at the door to gain admittance.	Chesapeake Corporation Annual Stockholders Meeting April 23, 2003 10:00 a.m. Auditorium, Fourth Floor SunTrust Bank 9th & Main Streets Richmond, Virginia
Holder Account Number C 1234567890 J N T

From:
PROXY TABULATOR
P.O. BOX 9132
HINGHAM, MA 02043-9132

March 21, 2003

Dear Plan Participant:

          The instruction card to vote your Chesapeake Corporation common stock held in the Chesapeake Corporation 401(k) Savings Plan for Salaried Employees or the Chesapeake Corporation 401(k) Savings Plan for Hourly Employees (the “Plans”) is on the lower portion of this page.  It is important that you instruct the trustee to vote your shares held in the Plans by completing the instruction card below and returning it to Putnam Investments.

          As a participant in the Plans, you are entitled to attend the annual meeting of stockholders of Chesapeake Corporation to be held at SunTrust Bank Auditorium, 4th Floor, 919 East Main Street, Richmond, Virginia on Wednesday, April 23, 2003, at 10:00 a.m.  If you plan to attend the meeting and have not otherwise requested an admittance card, you may do so by contacting our corporate office in Richmond at (804) 697-1000

Sincerely,
J. P. Causey Jr., Secretary

To: Putnam Investments
         Trustee of the Chesapeake Corporation 401(k) Savings Plan for Salaried Employees
         Trustee of the Chesapeake Corporation 401(k) Savings Plan for Hourly Employees

          With respect to the shares of Common Stock of Chesapeake Corporation represented by my interest in the Trust Funds of the Chesapeake Corporation 401(k) Savings Plan for Salaried Employees or the Chesapeake Corporation 401(k) Savings Plan for Hourly Employees, you are directed to sign and forward a proxy in the form being solicited by the Board of Directors of Chesapeake Corporation to instruct the persons named therein, or their substitutes, to vote in accordance with the proxy statement as designated on the reverse.

(Please sign, date and return this card in the enclosed envelope)

Date: ______________________, 2003

SIGNATURE (Sign in the Box)

Please sign exactly as name is printed to the left

Please fill in box(es) as shown using black or blue ink or number 2 pencil. PLEASE DO NOT USE FINE POINT PENS.	☒

The Board of Directors unanimously recommends a vote FOR the following proposals:		FOR ALL NOMINEES	WITHHELD All NOMINEES	*EXCEPTIONS

1.	ELECTION OF DIRECTORS Nominees: (01) Rafaël Decaluwé, (02) James E. Rogers, (03) Joseph P. Viviano, (04) Harry H. Warner	☐	☐	☐

*Exceptions: _________________________________________________________________________
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided above.)

2.	In their discretion, the proxies are authorized to vote upon other business and matters incident to the conduct of the meeting as may properly come before the meeting and any adjournments.

PLEASE SIGN ON REVERSE SIDE

(Continued on reverse side)